UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 20, 2019

Date of Report (Date of earliest event reported)

EVIO, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-12350	47-1890509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2340 W. Horizon Ridge Parkway, Ste 120 Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 748-9944

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

a)	On May 20, 2019, EVIO Inc. (the “Company”) entered into a Note Purchase Agreement with Kaycha Colorado LLC (“Kaycha CO”) to sell the existing Phytatech CO, LLC Promissory Note (“Note’). Whereas Kaycha CO would purchase the Note for face value of $1,300,000. Payment of the purchase price included (1) a down payment from Kaycha CO in the amount of $550,000 (2) cancellation of $200,000 in short term loans provided by Kaycha CO, and (3) a Purchase note for the remaining balance to be paid upon providing release of all security agreements and encumbrances.

b)	On May 20, 2019 (“effective date”), EVIO, Inc. (the “Company’) amended the Intellectual Property License Agreement with Kaycha Holdings, LLC (“Kaycha”) to extend the agreement from five years to ten years from the effective date and expand the agreements territories to include Florida, Colorado, New York and Arizona. The amended Intellectual Property Agreement includes a minimum monthly license fee of $7,500 per month per active territory or 3% of gross revenues whichever is greater. Kaycha is required to commence operations in New York within 18 months of the effective date and Arizona by August 1, 2022, otherwise those territories will be excluded from the agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On May 20, 2019 (“effective date”), EVIO, Inc. (the “Company’) terminated the Intellectual License Agreement with Phytatech CO, LLC. and was replaced with the amended Intellectual Property License Agreement referred to in Item 1.01(b).

Item 7.01 Regulation FD Disclosure.

The Company following information is included in this document to provide public disclosure of material corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions in this section may contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, our ability to improve our efficiency, grow volumes and business activity; address fluctuations caused by seasonality, customer collections, and the timing of payments to service providers and governments; and our ability to adapt to regulatory changes.

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SELECTED INQUIRIES RECEIVED THROUGH MAY 20, 2019

Q1. What is the status of the Company’s annual 10K?

A1. The Company’s management and board of directors are working directly with the principals of the new audit firm to complete the annual audit and 10K for the fiscal year ended September 30, 2018. The Company believes the audit should have been completed by now and has developed a detailed action plan to drive this to immediate closure. As previously mentioned, the numerous acquisitions completed in the prior fiscal year created extensive complexity and dependencies that had to be addressed prior to the auditors being able to move to the final stages of their audit.

Q2. What is the Status of the Massachusetts Testing License?

A2. The Company has paid the Massachusetts contractor in-full and is awaiting final occupancy permit from the City of Framingham. Upon receipt we will complete the equipment validation and will notify the Massachusetts Cannabis Commission of our readiness for final inspection.

Q3. What is the Status of the EVIO Labs Portland, Cannabis Testing License?

A3. The Company is still in discussions with the Oregon Liquor Control Commission (OLCC) regarding proposed penalties related to a sampling violation that occurred in 2017. The Company has taken the position that it believes the issue has already been resolved with Oregon Environmental Laboratory Accreditation Program (ORELAP). Further, OLCC granted permission to both relocate and renew the license in 2018 which was conditioned upon resolution of this issue with ORELAP. EVIO believes that for OLCC to propose punitive damages provides a double jeopardy situation. At the current time, the OLCC is proposing a 32-day suspension in lieu of license cancellation. The Company has not yet agreed to this proposal. The Company is confident in the future of the EVIO Labs Portland facility. It has recently acquired additional equipment to provide pesticide testing at this location and has submitted the incremental accreditation expansion request to ORELAP. EVIO Labs Portland has successfully passed its first Proficiency Test and is waiting for the results of the second. EVIO expects that ORELAP will review and approve the increase in scope of accreditation during its annual review.

Note: the information in this report (including the exhibits) is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed a determination or an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVIO, INC.,

Date: May 28, 2019	By:	/s/ William Waldrop
William Waldrop Chief Executive Officer

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